PURCHASE AGREEMENT

     Variable Insurance Funds (the "Trust"), a Massachusetts business trust with transferable shares, Branch Banking and Trust Company, on behalf of and as trustee for the Retirement Plan for the Employees of Branch Banking and Trust Company (the "Purchaser"), and Branch Banking and Trust Company ("BB&T"), on its own behalf, hereby agree with each other as follows:

     1. The Trust hereby offers Purchaser and Purchaser hereby purchases 10,000 shares of the BB&T Growth and Income Fund at a price of $10.00 per share (such shares of beneficial interest in the Trust being hereinafter collectively known as "Shares"). Purchaser hereby acknowledges the purchase of the Shares and the Trust hereby acknowledges receipt from Purchaser of funds in the amount of $100,000 in full payment for the Shares.

     2. Purchaser represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

     3. Costs incurred by the Trust in connection with the registration and the initial public offering of shares of the Trust, including the Shares, have been deferred and will be amortized over a period of 24 months from commencement of operations. Unless otherwise required by law, in the event that any of the initial Shares purchased by Purchaser hereunder are redeemed by any holder thereof during the period that the costs incurred by the Trust in connection with the registration and initial public offering are amortized by the Trust, the Trust is authorized to reduce the redemption proceeds to cover any unamortized expenses in the same proportion as the number of initial Shares being redeemed bears to the number of initial shares, including the Shares, outstanding at the time of redemption. If, for any reason, said reduction of redemption proceeds is not in fact made by the Trust in the event of such a redemption, BB&T agrees to reimburse the Trust immediately for any unamortized expenses in the proportion stated above, unless otherwise required by law.

     4. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust. The execution and delivery of this Agreement have been authorized by the Trustees, and this Agreement has been signed and delivered by an authorized officer of the Trust, acting as such, and neither such authorization by the Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in the Trust's Amended and Restated Declaration of Trust, as amended.


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     IN WITNESS  WHEREOF,  the parties hereto have executed this Agreement as of the ____ day of _________________, 1997.



(SEAL)

Attest:                                     VARIABLE INSURANCE FUNDS


______________________                      By:_____________________________

                                            Title:__________________________




(SEAL)

Attest:                                     PURCHASER



_______________________                     By:_____________________________

                                            Title:__________________________


(SEAL)

Attest:                                     BRANCH BANKING AND TRUST COMPANY



______________________                      By:_____________________________

                                            Title:__________________________